Exhibit 99.1

Item 3 Common Stock Issuances pursuant to Dividend Reinvestment Plan

The Prudential Insurance Company of America, PGIM Strategic Investments, Inc. and Pruco Life Insurance Company participate in the dividend reinvestment plan (the "DRIP") of the Issuer, through which holders of Common Stock may choose to have cash dividends or cash distributions automatically reinvested in Common Stock and, consequently, was issued additional Common Stock in lieu of receiving cash payments as follows:

Recipient	Class of Shares	Date of DRIP Reinvestment	Amount of Reinvestment	Price per Share	Number of Shares
Pruco Life Insurance Company	Class I Common Stock	04/23/2025	$661,107.55	$28.47	23,221.200
Pruco Life Insurance Company	Class I Common Stock	05/23/2025	$663,733.87	$28.40	23,370.911
The Prudential Insurance Company of America	Class I Common Stock	04/23/2025	$167,465.05	$28.47	5,882.158
The Prudential Insurance Company of America	Class I Common Stock	05/23/2025	$168,130.32	$28.40	5,920.082
PGIM Strategic Investments, Inc.	Class D Common Stock	04/23/2025	$114.61	$28.45	4.028
PGIM Strategic Investments, Inc.	Class D Common Stock	05/23/2025	$115.04	$28.38	4.054
PGIM Strategic Investments, Inc.	Class S Common Stock	04/23/2025	$98.87	$28.36	3.486
PGIM Strategic Investments, Inc.	Class S Common Stock	05/23/2025	$99.20	$28.29	3.507
PGIM Strategic Investments, Inc.	Class T Common Stock	04/23/2025	$98.87	$28.36	3.486
PGIM Strategic Investments, Inc.	Class T Common Stock	05/23/2025	$99.20	28.29	3.507